EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77Q2:
  Late filing
------------------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of The Irish Investment Fund, Inc.:

In planning and performing our audit of the financial statements of The Irish Investment Fund, Inc. (the "Fund") for the year ended October 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
December 21, 2000





EXHIBIT B:
Sub-Item 77C.

Annual Meeting of Stockholders

On June 14, 2000, the Fund held its Annual Meeting of
Stockholders (the "Meeting") to (1) elect three Directors of the Fund ("Proposal 1") and (2) ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Fund for the fiscal year ending October 31, 2000 ("Proposal 2"). As of the close of business on the record date, April 24, 2000, there were 5,009,000 shares of the Fund outstanding and 3,782,784 shares of the Fund were present at the meeting in person or by proxy representing a majority of outstanding shares of the Fund. The results of each proposal are as follows:

PROPOSAL 1:   ELECTION OF DIRECTORS OF THE FUND.

Name                       For          Withheld         Unvoted
William P. Clark        3,673,756        109,026           ---
Denis Curran            3,672,980        109,802           ---
Peter J. Hooper         3,670,395        112,388           ---

   Denis P. Kelleher and James M. Walton continue to serve in their capacities as Directors of the Fund.

PROPOSAL 2:   RATIFY THE SELECTION BY THE BOARD OF
DIRECTORS OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
ACCOUNTANTS.

                  For          Against        Abstained

Voted         3,697,720         42,193         42,868





EXHIBIT C:
Sub-Item 77Q2.

Late Filings

Section 16(a) of the 1934 Act requires the Fund's directors and officers, certain persons affiliated with the Fund's adviser, and persons who beneficially own more than 10% of the Fund's securities, to file reports of ownership and changes of ownership with the Securities and Exchange
Commission (the "SEC"), the New York Stock Exchange, Inc.
and the Fund. Directors, officers and greater-than-10% shareholders are required by SEC regulations to furnish the Fund with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it and written representations from certain of such persons, the Fund believed that Mr. Denis Curran, a Director of the Fund, failed to file on a timely basis a Form 3 with respect to his election as a Director of the Fund. A Form 3 with respect to his election was filed with the Securities and Exchange Commission on March 21, 2000.